Exhibit 99.1

                  ViewCast Corporation Announces Fourth Quarter
                     and Fiscal Year 2004 Financial Results


    DALLAS--(BUSINESS WIRE)--April 15, 2005--

           Achieves Positive Fourth Quarter Operating Profit
         And 10 Percent Sequential Increase in Total Revenues

    ViewCast Corporation (OTCBB:VCST), a leading global provider of high-quality audio and video communications products and professional IT services, today reported financial results for the fourth quarter and fiscal year ended December 31, 2004.

    Fourth Quarter Results

    Total revenues for the fourth quarter of 2004 were $5.6 million, as compared to revenues of $5.1 million reported in the third quarter of 2004 and $6.1 million in the fourth quarter of 2003.
    Positive operating income for the fourth quarter of 2004 was $83,813 as compared to an operating loss of $146,106 reported in the fourth quarter of 2003. Net loss for the fourth quarter of 2004 was $68,286, or ($0.01) per share, compared to a loss of $356,897, or ($0.03) per share, in the fourth quarter of 2003.
    "We are pleased with the positive net operating results in the fourth quarter and believe that the increasing interest in our products bodes well for our sales expectations for 2005," said George Platt, president and chief executive officer of ViewCast. "We have made significant progress in expanding our dealer and reseller network with organizations such as Visitec Marketing, a Midwest master distributor, Marshall Communications a dealer focused on the government marketplace, and The Whitlock Group, a national dealer. These and other new dealers increase our sales opportunities across numerous regions and markets." Mr. Platt continued, "Additionally, our international channels both in Europe and Asia have contributed to our increase in video product sales during 2004, and we remain optimistic that the trend will continue."
    Total operating expenses of $2.2 million in the fourth quarter of 2004 were reduced by 12 percent when compared to the $2.5 million reported in the same period a year ago.
    Fourth quarter of 2004 resulted in positive EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) of $280,838 as compared to $58,869 reported in the fourth quarter of 2003. The Company believes EBITDA to be an important measure of performance because it reflects one of the funding resources available to the Company's operations that may be used to evaluate the actual performance of the Company.

    Fiscal Year 2004 Results

    Total revenues for the fiscal year ended December 31, 2004 were $20.5 million, down slightly from revenues of $20.9 million reported for the same period in 2003. Video product sales were up for the year, although offset by lower IT service and product revenues as compared to the prior year. Since the IT service and product revenues were lower than expected early in 2004, corrective measures were taken and momentum was regained in the fourth quarter.
    Total operating expenses of $9.1 million for the fiscal year of 2004 were down eight percent when compared to the $9.9 million for the fiscal year of 2003. Operating loss for the fiscal year of 2004 was $839,207, a 39.5 percent improvement when compared to the $1.4 million operating loss reported in 2003.
    Net loss for the twelve months of 2004 was $2.8 million, or ($0.17) per share, compared to a net loss for 2003 of $2.3 million, or ($0.16) per share. However, the net loss for the 2004 fiscal year was impacted by a non-operating debt conversion expense of $1.2 million related to the conversion of debentures in the second quarter of 2004. The non-operating debt conversion expense was recorded in accordance with SFAS No. 84, "Induced Conversions of Convertible Debt" to recognize an imputed valuation of the conversion shares and warrants.
    The EBITDA loss for the fiscal year of 2004 improved to $60,403 as compared to an EBITDA loss of $535,556 for the fiscal year of 2003.
    "The results for the quarter and the year are indicative of our focus on cost containment initiatives and the strengthening of our operating results," commented Laurie Latham, chief financial officer of ViewCast. "We have consistently demonstrated a strong trend of fiscal management that has enabled us to achieve improvement in EBITDA and operating income for the fourth quarter. We also continue to closely manage our balance sheet in order to further improve key financial ratios and fundamentals. Most recently in 2005, we expect an improvement in our working capital by the conversion of approximately $1.5 million of our short-term preferred debt into equity."

    Recent Business Highlights

    During the quarter, the Company introduced Osprey(R) Ease, a collaboration between ViewCast and Adobe Systems Incorporated, providing a cost-effective video capture, editing, streaming and DVD authoring tool. Osprey Ease is ideal for corporate communications departments, business video specialists and multimedia producers as it combines the power of the Osprey-300 video capture card with the editing flexibility and creative control found in Adobe(R) Premiere(R) Elements for the rapidly growing market of video end users desiring high-quality capabilities at an affordable price. The Osprey-300 video capture card began shipping in September 2004 and was the first dual-channel capture card that uses analog and DV capture independently and simultaneously and includes 1294b support.
    In January 2005, ViewCast initiated the shipping of Niagara(R) SchedulStream, an automation software tool that dramatically increases video streaming productivity by enabling the remote scheduling and management of Windows Media(R) and RealNetworks(R) RealVideo(R) encoding sessions. SchedulStream, which is a standard feature on all new Niagara Streaming Systems and an upgrade for installed users, optimizes scheduling workflows and simplifies the digital archiving of video content, allowing users to store content locally as well as through network locations.
    In February 2005, the Company announced that Belgacom, a leading European telecommunications company, selected its Osprey(R)-560 capture cards due to their speed, ease of use and professional grade throughput performance to use by the European Parliament for real-time Internet streaming of parliamentary proceedings and other meetings in up to 21 languages and up to three video streams.
    Also in February, ViewCast released the Osprey-440 audio and video capture card, which leverages the capabilities of the industry-leading Osprey video capture cards and enhances performance levels as it supports four independent A/V channels, which increases the audio and video channel density required for large video system installations. Additionally, Osprey-440 allows the use of up to sixteen cameras or other video sources onto a single card and enables software to switch between the cameras as needed for surveillance applications that require monitoring of multiple feeds.

    Upcoming Events

    ViewCast will exhibit at NAB 2005 in Las Vegas from April 16 to April 21 in Booth SL4572. The Company will demonstrate Niagara Streaming Systems featuring the new Niagara(R) PowerStream Pro for high-performance broadcasting applications and the Niagara SCX Version 4.0, which now provides added features for an improved streaming production experience, including better encoder control and access to more encoder features. Attendees will also receive a demonstration of ViewCast's Osprey-300 streaming capture and video editing card certified with Adobe Premiere Pro, the professional's choice for digital video creation.

    About ViewCast Corporation

    ViewCast(R) develops video and audio communications products for delivering content dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards, Niagara(R) video encoders/servers and ViewCast IVN enterprise software and systems. Our products address the video capture, processing and delivery requirements for a broad range of applications and markets. ViewCast also provides professional IT services focused on merged data and video networks through its wholly owned subsidiary Delta Computec Inc.
    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by George Platt, Laurie Latham and those regarding business outlook, contain "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications and IT services market; the ability of the company to maintain current and develop future relationships with third party resellers, manufacturers and suppliers; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents and avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.
    All trademarks are property of their respective holders.



                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands - except per share amounts)


                               Three Months Ended  Twelve Months Ended
                                   December 31         December 31
                                   2003      2004      2003      2004
                                --------  --------  --------  --------
Net sales                      $  6,105  $  5,609  $ 20,912  $ 20,527
Cost of sales                     3,736     3,315    12,397    12,261
                                --------  --------  --------  --------
Gross profit                      2,369     2,294     8,515     8,266
Total operating expenses          2,515     2,210     9,903     9,105
                                --------  --------  --------  --------
Operating loss                     (146)       84    (1,388)     (839)
Total other income (expense)       (164)     (152)     (920)   (2,006)
Income tax expense                  (47)        -       (47)        -
                                --------  --------  --------  --------
Net loss                       $   (357) $    (68) $ (2,355) $ (2,845)
                                ========  ========  ========  ========


Preferred dividends                (233)     (215)     (941)     (909)
Net loss applicable to common
 stockholders                  $   (590) $   (283) $ (3,296) $ (3,754)
                                ========  ========  ========  ========

Net loss per share - basic and
 diluted                       $  (0.03) $  (0.01) $  (0.16) $  (0.17)
                                ========  ========  ========  ========


Weighted average number of
 common shares outstanding:      20,679    22,836    20,622    21,954




                         VIEWCAST CORPORATION
           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
                            (In thousands)


                               Three Months Ended  Twelve Months Ended
                                   December 31         December 31
                                   2003      2004      2003      2004
                                --------  --------  --------  --------
Net loss                       $   (357) $    (68) $ (2,355) $ (2,845)
Depreciation and amortization       205       197       852       779
Total other (income) expense        164       152       920     2,006
Income taxes                         47         -        47         -
                                --------  --------  --------  --------
EBITDA                         $     59  $    281  $   (536) $    (60)
                                ========  ========  ========  ========




    CONTACT: ViewCast Corporation, Dallas
             Laurie Latham
             llatham@viewcast.com
             or
             Investors:
             Shelton
             Kellie Nugent, 972-239-5119 Ext. 125
             Fax: 972-239-2292
             knugent@sheltongroup.com